Exhibit 10.2.3

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of February 12, 2002 by and between HCC INDUSTRIES Inc., a Delaware Corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).

SECTION 1. THE CREDIT

1.1                   CREDIT FACILITIES

1.1.1       The Revolving Loan. Bank will loan to Borrower an amount not to exceed Eight Million Dollars ($8,000,000) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Borrower’s general working capital purposes and Permitted Acquisitions (as defined in Section 5.9).  All borrowings of the Revolving Loan must be made before January 30, 2004, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2                   TERMINOLOGY

The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Capital Expenditures” means for any period, expenditures (including without limitation, the aggregate amount of capitalized lease obligations incurred during such period) made by Borrower and its Subsidiaries to acquire or constructed fixed assets, plant and equipment (including renewals, improvements, and replacements) during such period computed in accordance with GAAP.

“Consolidated EBITDA” means for any period, for the twelve (12) month period immediately preceding the date of calculation, for Borrower and its Subsidiaries, and amount equal to Consolidated Net Income after eliminating extraordinary gains and losses used in determining such Consolidated Net Income, plus (i) provisions for income taxes, (ii) depreciation, amortization, and other non-cash charges deducted in determining such Consolidated Net Income, and (iii) interest expense deducted in determining such Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income of Borrower and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

“Debt Service” means that portion of long-term liabilities and capital leases coming due within twelve (12) months following the date of calculation plus interest expense from the twelve (12) month period immediately preceding the date of calculation.

“Funded Debt” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate protection agreements, other hedging agreements or other derivatives, (c) all obligations of Borrower under capital leases, and (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower.  Funded Debt shall not include trade payables and accrued expenses incurred by any Person in its ordinary course of business.

“GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“Letters of Credit” means Commercial Letters of Credit or the Standby Letters of Credit, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

“Loan” means all the credit facilities described above.

“Loan Documents” means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

“Non-Financed Capital Expenditures” means Capital Expenditures incurred during such period not requiring the use of Funded Debt.

“Note” means all the promissory notes described above.

 “Person” means any individual, firm, partnership, joint venture, corporation, association, limited liability company, business enterprise trust, unincorporated organization, government or department or agency thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.

“Senior Funded Debt” means Funded Debt minus Borrower’s Subordinated debt.

“Subordinated Debt” means those certain 10¾% Senior Subordinated Notes due May 15, 2007 issued by Borrower pursuant to the Indenture dated May 6, 1997 by and between Borrower and Bank of New York, as trustee, as amended from time to time, and other subordinated notes, including but not limited to subordinated bonus notes and subordinated notes due selling shareholders.

“Subsidiary” means with respect to any Person of which more than twenty five percent (25%) of the outstanding capital stock (or other ownership) having ordinary voting power to elect a majority of the board of directors, managers, or other voting members of the governing body of such entity or Person.

{The rest of this page intentionally left blank}

1.3          BORROWING BASE

An amount of the Loan equal to Eight Million Dollars ($8,000,000) is a revolving loan subject to a borrowing base (“Borrowing Base Loan”) if for any month wherein the principal amount of the loan exceeds Four Million Dollars ($4,000,000), and is not the result of a Permitted Acquisition.  Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Borrowing Base Loan, at any time that Borrower’s aggregate obligations to Bank thereunder exceed eighty percent (80%) of Borrower’s Eligible Accounts.  If at any time Borrower’s obligations to Bank under the referenced facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

1.3.1           Accounts and Eligible Accounts. The term “Accounts” means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower, and Borrower’s books and records relating to any of the foregoing.

The term “Eligible Accounts” means those Accounts, net of finance charges, which have been validly assigned to Bank and strictly comply with all Borrower’s representations and warranties to Bank, but Eligible Accounts shall not include any Account:

(a)          With respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

(b)         With respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

(c)          Relating to goods placed on consignment, guaranteed sale or other terms by reason of which payment by the account debtor may be conditional;

(d)         With respect to which the account debtor is not a resident of the United States or Canada;

(e)          With respect to which the account debtor is a Federal, state or local governmental entity or agency, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

(f)            With respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

(g)         With respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower’s business;

(h)         With respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business, or which is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

(i)             Owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate dollar amount of its Accounts are not paid within ninety (90) days of the invoice date;

(j)             Any invoice that is not paid by the account debtor within ninety (90) days of the invoice date;

(k)          Or portion of the Accounts owed by any single account debtor which exceeds fifteen percent (15%) of all Borrower’s Accounts; and

(l)             Which Bank deems ineligible.

1.4          Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.5          Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.6          Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of one eight of one percent (0.125%) per year on the unused portion of the Revolving Loan for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.7          Audit and Appraisal Fees. Borrower shall pay to Bank any fees, expenses, or other out-of-pocket costs incurred in conjunction with any audit or inspection of Borrower’s books and records, or any appraisals, validations, or other means used to determine or examine Bank’s collateral.

1.8          Balances. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.9          Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

1.10        Security. Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank’s standard form, and one or more financing statements suitable for filing in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower’s property as is described in said security agreement(s). Any exceptions to Bank’s first priority Lien are permitted only as provided in this Agreement.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1          Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2          Guaranties. Glasseal Products, Inc., Sealtron, Inc., Sealtron Acquisition Corp., Hermetic Seal Corporation, HCC Machining Company, Inc. and HCC Industries International (individually a “Guarantor” and collectively “Guarantors”) shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank.

2.3          Authorization to Obtain Credit. Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on

Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.4          Termination Statements. Borrower shall have provided Bank with termination statements executed by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

2.5          Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1          Business Activity. Borrower’s principal business is a manufacturer of hermetic seals and other electrical components.

3.2          Affiliates and Subsidiaries. Borrower’s affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3          Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4          Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5          Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6          Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7          Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements.

3.8          Financial Statements. Borrower’s financial statements, including both a balance sheet at March 31, 2001, together with supporting schedules, and an income statement for the twelve (12) months ended March 31, 2001, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since March 31, 2001, there has been no material adverse change in Borrower’s financial condition or operations.

3.9          Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.10        ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11        Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12        No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13        Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1          Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2          Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3          Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower’s properties.

4.4          Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records and Bank’s collateral during regular business hours.

4.5          Information Furnished. Borrower will furnish to Bank:

(a)                                  Within Forty Five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, its statement of cash flows with year-to-date totals, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

(b)                                  Within One Hundred Twenty (120) days after the close of each fiscal year, a copy of its consolidated statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement, its statements of cash flows, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c)                                  Within Forty Five (45) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, via electronic mail, or in other form acceptable to Bank.

(d)                                  Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(e)                                  If the Loan is subject to a Borrowing Base, then within Twenty Five (25) days after the close of each calendar month, a copy of Borrower’s monthly accounts receivable aging and a Borrowing Base Certificate, executed by Borrower’s chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, accurately reporting the amounts of Borrower’s Accounts, Eligible Accounts, as the Borrowing Base may require.

(f)                                    Such other financial statements and information (including without limitation, Federal and state income tax returns for Borrower with all supportive schedules) as Bank may reasonably request from time to time.

4.6                               Profitability. Borrower will achieve a Consolidated Net Income for the preceding twelve (12) month  period of any positive amount as reported by the end of each fiscal quarter of Borrower.

4.7                               Debt Service Coverage Ratio. Borrower will maintain a ratio of Consolidated EBITDA, less Non-Financed Capital Expenditures and cash taxes for the twelve (12) month period immediately preceding the date of calculation, to Debt Service of not less than 1.10:1.00 as of the close of each fiscal quarter through March 31, 2003 and 1.25:1.00 thereafter.

4.8                               Funded Debt to EBITDA.  Borrower will maintain a ratio of Funded Debt to Consolidated EBITDA of not more than 5.25:1.00 as of the close of each fiscal quarter through March 31, 2003, and 5.00:1.00 thereafter.

4.9                               Senior Funded Debt to EBITDA.  Borrower will maintain a ratio of Senior Funded Debt to Consolidated EBITDA of not more than 1.00:1.00 as of the close of each fiscal quarter.

4.10                        Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank’s request furnish other or additional insurance deemed necessary by Bank to the extent that such insurance may be available, and hereby assigns to Bank, as security for Borrower’s obligations to Bank, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the collateral. Borrower will maintain adequate worker’s compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days’ written notice to Bank before alteration or cancellation.

4.11                        Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.12                        Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13                        Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.  Bank will advise Borrower of any expense prior to any such expenses being incurred.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1                               Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower’s personal property and real property, including refinancing of existing indebtedness, and (e) future purchase money security interests encumbering only the personal property purchased.

5.2                               Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank or except for purchase money indebtedness.

5.3                               Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

5.4                               Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties.

5.5                               Investments. Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, and commercial paper issued by corporations with the top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments shall mature within one year of purchase.

5.6                               Redemption of Stock. Borrower will not redeem or retire any share of its capital stock for value.

5.7                               Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank’s prior written consent.

5.8                               Capital Expenditures. Borrower will not make Capital Expenditures in excess of Four Million Dollars ($4,000,000) in any fiscal year. Each such expenditure shall be required for Borrower to continue its business as currently conducted. In aggregating such expenditures to determine compliance with the above limitation, Borrower shall include the current expense portion of all leases, whether or not capitalized, and the current portion of any debt used to finance capital expenditures.

5.9                               Permitted Acquisitions.   Borrower may acquire all or substantially all of the assets of a Person or a unit or division of a Person constituting a business, provided that (a) the purchase price of such acquisition or acquisitions is less than Eight Million Dollars ($8,000,000) in any fiscal year, (b) no Events of Default shall have occurred and be continuing on the date such acquisition is consummated, before or after giving effect thereto, (c) the Person or business acquired is principally engaged in the same line of business (or a business reasonably incidental thereto), (d) after giving effect to the consummation of such acquisition, Borrower shall be in pro forma compliance with the covenants set forth in Sections 4.5, 4.6, 4.7, 4.8, and 4.9 for the most recent full fiscal quarter immediately preceding such consummation date.

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (“Events of Default”) shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1                               Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents;

6.2                               Any default shall occur under the Note;

6.3                               Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

6.4                               Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement; or

6.5                               There shall be a change in ownership or control of ten percent (10%) or more of the equity interests in Borrower or any Guarantor.

SECTION 7. GENERAL PROVISIONS

7.1                               Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2                               Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3                               Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4                               Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5                               Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6                               Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7                               Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8                               Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.9                               Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10                        Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11                        Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

BORROWER

BANK

HCC Industries Inc.	Union Bank of California, N.A.

BY:	BY:

Printed Name:	Printed Name:	Kjell Gronvold

Title:	Title:	Vice President

BY:

Printed Name:

Title:

Address:	Address:

4232 Temple City Blvd.	17800 Castlelton Street, Suite 500
Rosemead, CA 91770	City of Industry, CA 91748
Attention: Chris Bateman	Attention: Kjell Gronvold

Telephone: (626) 443-8931	Telephone: (626) 810-6561
Telecopier: (626) 582-1186	Telecopier: (626) 810-6558